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                                                                    Exhibit 99.1

                                                                    NEWS RELEASE

Contact: Edward W. Cook
         Chief Financial Officer and Senior Vice President
         (423) 636-7100

             FORWARD AIR CORPORATION ANNOUNCES AGREEMENT TO PURCHASE
                  ASSETS OF EXPEDITED DELIVERY SERVICES, INC.

GREENEVILLE, Tenn. (January 3, 2001) - Forward Air Corporation (Nasdaq/NM:FWRD) announced that it has reached an agreement to acquire the air cargo operating assets of Expedited Delivery Services, Inc. ("Expedited"). Expedited is a leading provider of transportation service to the air cargo industry. Expedited serves 20 markets across the United States from its operations center in Dallas, Texas. Expedited is a wholly owned subsidiary of WorldPoint Logistics, Inc. of Bellevue, Washington.

Expedited provides both truckload and less-than-truckload surface transportation for freight forwarders, airlines and other participants in the air cargo industry. Expedited operations are principally focused in the Southeast and the Central U.S. Expedited's terminals in the Southeast include Atlanta, Miami, Charlotte, Raleigh, Greensboro, Greenville-Spartanburg, Huntsville, Charleston and Columbia. Its Central U.S. operations include Houston, Dallas, Chicago, Tulsa, Oklahoma City, St. Louis, Kansas City, Omaha, Cedar Rapids and Des Moines. Upon completion of the transaction, airfreight operations of Expedited will be integrated into the operations of Forward Air, Inc., a subsidiary of Forward Air Corporation.

Commenting on the acquisition, President Bruce A. Campbell said, "Expedited's operations and customer base will be a strategic fit with our Forward Air operations allowing us to provide a more comprehensive level of service to our existing customers. We expect to leverage our existing operations in the Central and Southeastern markets." Don Berger, President of Expedited, said "We consider this transaction to be a positive development for our customers and believe they will benefit from a broader network of services provided by the Forward Air system."

Forward Air Corporation is a high-service-level contractor to the air cargo industry providing time-definite service in the United States and Canada.

This press release and statements made by the Company in reports to its shareholders and public filings, as well as oral public statements by the Company's representatives, may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, factors that might cause such a difference include economic factors such as recessions, inflation, higher interest rates and downturns in customer business cycles, the Company's inability to maintain its historical growth rate due to a decreased volume of freight moving through the Company's network, competition, surplus inventories, loss of a major customer, the ability of the Company's information systems to handle increased volume of freight moving through its network, and the availability and compensation of qualified independent owner-operators to serve the Company's transportation needs. The Company disclaims any intent or obligations to update these forward-looking statements.

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